Exhibit 99.1

(1)  Mr. Rosenblum is associated with TCG Holdings, L.L.C. ("TCG") and its affiliated companies. Shares of common stock of Dex Media, Inc. (the
     "Issuer") beneficially owned by TCG are held directly by Dex Holdings LLC., the parent company of Dex Media, Inc. Carlyle Partners III, L.P., CP III
     Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle- Dex Partners II
     L.P. (together, the "Carlyle Funds") and Carlyle High Yield Partners, L.P.
     collectively indirectly hold 6,468,000 shares of common stock, par value
     $0.01, of Dex Media, Inc. (the "Common Stock") and 161,700 shares of 5%
     Series A preferred stock (the "Preferred Stock") of the Issuer TC Group,
     L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners,
     L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TC Group L.L.C.
     is the sole managing member of each of TC Group III, L.L.C. and TCG High
     Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of
     TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C. TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C.

          Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange
     Act of 1934, as amended, Mr. Rosenblum states that this filing shall not be deemed an admission that he is the beneficial owner of, or has any pecuniary interest in, any of the securities of Dex Media, Inc. covered by this statement. Mr. Rosenblum disclaims beneficial ownership of the Common
     Stock and Preferred Stock that may be deemed beneficially owned by TCG, the
     Carlyle Funds and their affiliated companies.